Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186	Trading Symbol: VGZ Toronto and NYSE Alternext US Stock Exchanges

NEWS

Vista Gold Corp. Announces 57% Increase in Measured and Indicated Gold Resource Estimates at the Mt. Todd Project Increasing Measured and Indicated Resources by 1.65 Million Ounces and Inferred Resources by 318,000 Ounces

Denver, Colorado, January 26, 2009 — Vista Gold Corp. (“Vista”) (TSX & NYSE-A: VGZ) is pleased to announce an updated gold resource estimate for the Batman deposit at the Mt. Todd Gold Project in Northern Territory, Australia.

The new resource estimate as presented in the following table represents an increase in Measured Resources(1) of 78,000 ounces of gold and an increase in Indicated Resources(1) of 1,572,000 ounces of gold resulting in a combined increase in Measured and Indicated Resources(1) of 1,650,000 ounces of gold at a cutoff grade of 0.50 grams per tonne (0.015 ounces of gold per ton).  The gold resource estimate for the Batman deposit as of January 23, 2009, reported at a cutoff grade of 0.50 grams of gold per tonne is set out below.  The estimate was prepared using GEMCOM software and used whole block kriging to estimate block values.

Resource Classification	Metric Tonnes (x1000)	Average Grade (grams/tonne)	Short Tons (x1000)	Average Grade (ounces/ton)	Contained Gold Ounces (x1000)
Measured (1)	44,645	0.99	49,212	0.029	1,424
Indicated (1)	105,936	0.92	116,773	0.027	3,121
Measured & Indicated (1)	150,581	0.94	165,985	0.027	4,545
Inferred (2)	66,725	0.86	73,551	0.025	1,849

(1)     Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission (“SEC”) does not recognize them. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)     Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the SEC does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Fred Earnest, President and COO of Vista, stated, “The 57% increase in the estimated total gold resources to 6.3 million ounces resulting from the success of the 2008 drilling program increases our understanding of the Batman deposit.  We are optimistic that future drilling may convert a majority of the estimated Inferred resources to Measured and Indicated and that there is potential for additional gold resources in both the Batman extensions and in the other targets on the Mt. Todd property. Previous pit design estimates indicated we can expect a relatively low waste-to-ore ratio and we expect that a newly identified mineralized zone in the hanging wall will also favorably affect the waste-to-ore stripping ratio. We have completed preliminary geotechnical investigations in the areas of the proposed tailings impoundment facilities, a pit slope design study and a preliminary baseline environmental data review.  When the metallurgical testing program is concluded, which we expect to occur in the near future, we intend to undertake a pre-feasibility study to determine project economics and estimate mineable reserves. We expect gold prices to remain high, the US/Australian dollar exchange rate to remain favorable and the improved efficiencies of high pressure grinding roll technology on the hard Mt. Todd ore to favorably affect operating costs, all of which we anticipate will have positive impacts on the project economics.”

The updated gold resource estimate was completed on January 23, 2009, by Tetra Tech of Golden, Colorado, pursuant to Canadian National Instrument 43-101 (“NI 43-101”).  This updated gold resource estimate was completed by or under the supervision of Mr. John Rozelle, P.G., an independent Qualified Person (as defined in NI 43-101), utilizing standard industry software and resource estimation methodology.  Mr. Rozelle has reviewed and verified the technical and scientific information contained in this press release.  Previous technical reports contain extensive geologic and technical information related to the deposit for which the estimate is prepared. The last technical report was filed on SEDAR on June 4, 2008, and is entitled “Mt. Todd Gold Project — Resource Update, Northern Territory, Australia” and is dated May 15, 2008. The updated resource estimate incorporates the results of 7,367 assay intervals from 14 drill holes (all core holes) drilled by Vista in 2008 with sample preparation and assaying completed by ALS Chemex.  These results are in addition to the results of 100,685 assay intervals from 755 drill holes (250 core, 435 reverse circulation and 70 rotary drill holes) completed previously by BHP Resources Pty Ltd., Zapopan NL, Pegasus Gold Australia Pty Ltd. and Vista, which were used in the previous updates of the Mt. Todd resource estimate.  Vista has also completed a preliminary evaluation of the development of the project, the results of which were announced on January 4, 2007. For more information on these studies please refer to our press releases dated January 4, 2007, February 27, 2008 and April 24, 2008 press releases or the full technical reports for the Mt. Todd Project.  The press releases and full technical reports are available on Vista’s website (www.vistagold.com).  We expect to file on SEDAR a technical report for the updated resource estimate on or about February 27, 2009.

2008 Drilling Results

The 2008 drilling program consisted of fourteen holes with 9,006 meters drilled.  Of the fourteen holes completed in this program, one was drilled to obtain a sample for ongoing metallurgical testing (hole VB08-041).  Eleven holes were drilled to intersect the untested mineralization down-dip from the 2007 drilling located within the pit shape evaluated as part of the Preliminary Economic Assessment, the results of which were reported in Vista’s January 4, 2007 press release.  Two holes were drilled to test the continuity of mineralization below the previously evaluated pit shape (holes VB08-039 & -040).  The results from the first ten holes were reported previously in Vista’s press releases dated July 21, September 3, and November 12, 2008.  Due to excessive deviation in the first 500 meters of its length, hole VB08-040 never intersected the orebody and was terminated.  A summary of the gold assay and preliminary copper assay results of the last four holes are shown below:

Drill Hole	Interval (meters)	Intercept (meters)	Gold (grams/tonne)	Copper (ppm)	Including (meters)	Intercept (meters)	Gold (grams/tonne)	Copper (ppm)
VB08038	674-713	39	2.31	1427
VB08039	188-216	28	1.22	431
	314-387	73	0.75	382	345-372	27	1.21	510
	425-574	149	1.08	659	426-447	21	1.60	1092
					528-567	39	1.69	763
VB08040	Drill hole deviated from ore zone
VB08041	6-64	58	0.87	654

The drilling program began in April 2008, under the direct supervision of Tim Tuba, Vista’s Exploration Manager in Australia, and was completed in September 2008. The core drilling was completed by Boart Longyear Australia Pty Ltd., with the sample preparation being completed by ALS Chemex in Adelaide, South Australia, followed by assaying for gold by ALS Chemex in Perth, Western Australia.  A sample quality control/quality assurance program has been implemented and check assaying is being done by Genalysis Laboratory Services Pty Ltd. in Perth. Multi-element analyses, including copper, are being done by ALS Chemex, also in Perth.  Sampling and assaying methods were conducted in accordance with the CIM Mineral Exploration Best Practices Guidelines. All samples taken were one meter in length, except the last interval of the drill hole.  Frank K. Fenne, P.G., Vice-President of Exploration for Vista, who is a Qualified Person as defined by NI 43-101, has reviewed the program and results and confirms that all protocols used in the project conform to industry standards.

Pre-Feasibility Study

As announced in its November 12, 2008 press release, Vista awarded TetraTech of Golden, Colorado, the contract to undertake a preliminary feasibility study on the Mt. Todd Project.  The first stage, which includes the updated resource estimate, metallurgical testing, rock mechanics evaluations, and preliminary geotechnical and environmental reviews, is nearing completion.  The rock mechanic evaluation indicates that rock at Mt. Todd is exceptionally competent and recommends inter-ramp pit slopes of 55-60 degrees except on the east wall where an inter-ramp pit slope of 40 degrees is advised.  The metallurgical studies are nearing completion with lab testwork currently in progress.  The preliminary geotechnical field investigation has been completed. The site inspection for the preliminary review of the baseline environmental data has occurred and a draft report is in progress.

About Mt. Todd

The Mt. Todd Project is situated within the southeastern portion of the Early Proterozoic Pine Creek Geosyncline. The Batman deposit geology consists of a sequence of hornfelsed interbedded greywackes and shales with minor thin beds of felsic tuff.  Bedding consistently strikes at 325°, dipping 40 to 60° to the southwest.  Northerly trending sheeted quartz sulfide veins and joints striking at 0 to 20° and dipping 60° to the east are the major location for mineralization in the Batman deposit.  The veins are 0.04 to 4 inches in thickness with an average thickness of around 0.4 inches and occur in sheets with up to 6 veins per horizontal foot. In general, the Batman deposit is 4,800 to 5,100 feet in length by 1,200 to 1,500 feet in true width and 1,500 to 1,800 feet in known down-dip extension (the deposit is open along strike and at depth).

The deposit has a drill hole spacing that varies from 80 feet by 80 feet to 260-330 feet by 260-330 feet and generally averages 160 feet by 160 feet. All assaying was by fire assay on 50-gram charges with atomic absorption (“AA”) finish. Tetra Tech has advised Vista that quality control and quality assurance methods employed by the various companies working at Mt. Todd were standard at the time of the work.  According to Tetra Tech, quality control and quality assurance methods for previous drilling programs has been audited several times by independent consultants.

The 2008 drilling program consisted of 14 core holes which resulted in a total of 7,367 assay intervals.  In June, 2008, Mr. Rozelle audited the quality control and quality assurance methods implemented by Vista.  Core was logged and cut under the direction of Vista’s geologists and half-core segments were sent to independent labs in Adelaide (ALS Chemex) and Perth (ALS-Chemex) for sample preparation and fire assay analysis/AA analysis.   Both labs prepared and analyzed a statistically significant number of duplicate samples.  In addition to submitting commercially acquired blanks and standards, Vista submitted pulps for re-analysis to the opposing lab.

Earlier this year Vista completed preliminary tests using high pressure grinding rolls and the results indicated a reduction in crushing and grinding requirements compared to conventional technologies of approximately 30%.  This was announced in Vista’s press release dated November 10, 2008.

In addition to the Mining Licenses which contain the Batman deposit, Vista also holds a large exploration land package to the north and east of the Batman deposit.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. Vista has undertaken programs to advance the Paredones Amarillos Project, located in Baja California Sur, Mexico, including a definitive feasibility study, the purchase of long delivery equipment items, and the purchase of land for the processing facilities, related infrastructure and the desalination plant. The results of a preliminary assessment completed in 2007 on the Mt. Todd Project in Australia were encouraging and Vista has subsequently undertaken other studies to advance the project. Vista’s other holdings include the Guadalupe de los Reyes Project in Mexico, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, and the Long Valley Project in California.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the conversion of inferred resources to measured and indicated resources, the potential for gold resources in the Batman deposit and other targets within the Mt. Todd project, the waste-to-ore ratio at Mt. Todd, the successful completion of a metallurgical testing program at Mt. Todd, the beginning of a Mt. Todd pre-feasibility study, future gold prices, future U.S.-to-Australian dollar exchange rates, the improved efficiencies of high pressure grinding roll technology, favorable effects of Mt. Todd project economics and Vista’s ability to add value in a cost-effective manner and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “optimistic”, “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource estimate results estimates on which such results are based; risks relating to completing metallurgical testing and scheduling for pre-feasibility studies; risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays at the Mt. Todd Project; risks of shortages of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Without limiting the foregoing, this press release uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101 of the Canadian. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosures an issuer makes of scientific and technical information concerning mineral projects.  All mineral resource estimates contained in this press release, including the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources”, have been prepared in accordance with NI 43-101, and these standards differ significantly from the requirements of the SEC.  The resource information contained in this press release is not comparable to similar information disclosed by U.S. companies.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com